Exhibit 99.1

News from Aon

For Immediate Release

Aon Releases Statement of Patrick G. Ryan

CHICAGO, IL – August 26, 2005 –Aon Corporation (NYSE: AOC) today released the following statement of Patrick G. Ryan:

“During my 42 years as CEO, I have not sold any of my Aon stock, though I have gifted a certain portion of my holdings to charities, my family and trusts.  Having just celebrated my 68th birthday, however, the time has come for me to address certain personal estate, charitable and other financial matters.  Accordingly, I am putting in place a 10b5-1 plan under which I will sell a portion of my Aon stock over the course of the next year.  The plan covers 5 million shares out of my total beneficial holdings of nearly 26 million shares.  As Aon’s Chairman, I have great faith in our management team under the leadership of our new CEO, Greg Case, and after this sale is complete, my wife and I will remain the Company’s largest individual shareholders and among its largest shareholders of any kind.”

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting.  There are 47,000 employees working in Aon’s 500 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, and ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

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Investor Contact: Craig Streem
Corporate Vice President, Investor Relations
312-381-3983

Media Contact: Al Orendorff
Director, Public Relations
312-381-3153